PROXY                                                                      PROXY

                    For the Annual Meeting Of Stockholders of

                             ANTENNAS AMERICA, INC.
               Proxy Solicited on Behalf of the Board Of Directors

         The undersigned hereby appoints Glenn A. Befort and Randall P. Marx, or either of them, as proxies with full power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Antennas America, Inc. (the "Company"), to be held at 9:00 A.M. on October 11, 2000, at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 or any adjournments thereof, on the following matters set forth on the reverse side:


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------


X    Please mark votes as in this example.

Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Items 1, 2, 3 and 4. This proxy is solicited on behalf of the Board Of Directors of Antennas America, Inc.

1.       ELECTION OF DIRECTORS

         Nominees:  Sigmund A. Balaban, Glenn A. Befort, Donald A. Huebner,
                    Randall P. Marx, and Andrew C. Nester.

         FOR ALL NOMINEES               WITHHELD FROM ALL NOMINEES

         FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2. Proposal to amend the Company's Articles Of Incorporation to change the name from "Antennas America, Inc." to "ARC Wireless Solutions, Inc.".

          FOR                        AGAINST                            ABSTAIN

3. Proposal to amend the Company's Articles Of Incorporation to provide for authorized preferred stock consisting of 2,000,000 shares of $.001 par value preferred stock, the rights and preferences of which are to be determined by the Board Of Directors.

          FOR                        AGAINST                            ABSTAIN

4. Proposal to ratify the selection of Ernst & Young LLP as the Company's certified independent accountants.

          FOR                        AGAINST                            ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW



         EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

Signature:                                            Date:




Signature:                                            Date:

                             ANTENNAS AMERICA, INC.

                            4860 Robb St., Suite 101

                        Wheat Ridge, Colorado 80033-2163

                                 (303) 421-4063

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           to be held October 11, 2000

         The Annual Meeting of the shareholders of Antennas America, Inc. (the "Company") will be held on October 11, 2000 at 9:00 a.m. (local time) at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 for the following purposes:

1.       To elect a Board Of Directors consisting of five Directors;

2. To consider and vote upon a proposal recommended by the Board Of Directors to amend our Articles Of Incorporation to change our name from "Antennas America, Inc." to "ARC Wireless Solutions, Inc.";

3. To consider and vote upon a proposal recommended by the Board Of Directors to amend our Articles Of Incorporation to provide for authorized preferred stock;

4. To consider and vote upon a proposal recommended by the Board Of Directors to ratify the selection of Ernst & Young LLP to serve as our certified independent accountants for the year ending December 31, 2000; and

5. To transact any other business that properly may come before the annual meeting.

         Only the shareholders of record as shown on the transfer books at the close of business on September 18, 2000 are entitled to notice of, and to vote at the annual meeting.

         All shareholders, regardless of whether they expect to attend the meeting in person, are requested to complete, date, sign and return promptly the enclosed form of proxy in the accompanying envelope (which requires no postage if mailed in the United States). The person executing the proxy may revoke it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the shareholder meeting.

         ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE SHAREHOLDERS MEETING.

                                                     By the Board Of Directors

                                                     Glenn A. Befort
                                                     Chief Executive Officer


Wheat Ridge, Colorado
September 19, 2000

                                 PROXY STATEMENT

                             ANTENNAS AMERICA, INC.

                            4860 Robb St., Suite 101

                        Wheat Ridge, Colorado 80033-2163

                                 (303) 421-4063

                         ANNUAL MEETING OF SHAREHOLDERS

                                   to be held


                                October 11, 2000

         This proxy statement is provided in connection with the solicitation of proxies by the Board Of Directors of Antennas America, Inc., a Utah corporation (the "Company"), to be voted at the Annual Meeting Of Shareholders to be held at 9:00 a.m. (local time) on October 11, 2000 at the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying form of proxy will be first mailed or given to shareholders on or about September 19, 2000.

         The shares represented by all proxies that are properly executed and submitted will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted (1) for each of the five nominees for director whose names are set forth on the proxy card, (2) in favor of the amendment of our Articles Of Incorporation to change our name, (3) in favor of the amendment to our Articles Of Incorporation to provide for authorized preferred stock, and (4) in favor of ratification of the selection of Ernst & Young LLP as our independent certified accountants.

         A shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to our Secretary, by substituting a new proxy executed at a later date, or by requesting, in person at the Annual Meeting, that the proxy be returned.

         The solicitation of proxies is to be made principally by mail; however, following the initial solicitation, further solicitations may be made by telephone or oral communication with shareholders. Our officers, directors and employees may solicit proxies, but these persons will not receive compensation for that solicitation other than their regular compensation as employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. We will pay all expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material. A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the shareholders. If sufficient votes for approval of the matters to be considered at the annual meeting have not been received prior to the meeting date, we intend to postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy we are soliciting requests authority for the proxies, in their discretion, to vote the shareholders' shares with respect to a postponement or adjournment of the Annual Meeting. At any postponed or adjourned meeting, we will vote any proxies received in the same manner described in this proxy statement with respect to the original meeting.

                   RECENT DEVELOPMENTS CONCERNING THE COMPANY

         We currently are in a transitional stage shifting the focus of our business to a higher level of advanced wireless solutions with the expansion and investment into new technologies that include a new line of antennas and our involvement in the wireless internet business, both for laptop computers and home access. We anticipate that our earnings will be negatively impacted by the short-term costs associated with our expansion, research and development, advertising and other costs related to the new commercial products and wireless services to be introduced. We also are considering acquiring other companies to expand our business more rapidly. We cannot predict that we will be able to identify and come to agreement with appropriate companies or that we will be able to obtain the necessary financing to complete an acquisition or acquisitions.

         We announced on February 28, 2000 that we had entered into a joint design and manufacturing agreement with TSIUSA Inc. to supply integrated two-way transceiver, flat panel antenna systems for broadband wireless Multipoint Distribution Services, Spread Spectrum and other microwave frequency applications to TSIUSA Inc., a subsidiary of TransSystem, Inc. This agreement will allow us to integrate our flat panel technology with TSI's two-way transceivers.

         On March 10, 2000, we announced that Thomas A. Milligan, P.E., had agreed to become our Advisory Consulting Engineer to advise us on various wireless projects, the first of which will be the Bluetooth project. Mr. Milligan has 31 years of experience in antenna design, testing and operation. He has been employed at Lockheed Martin Astronautics for more than 23 years and is the President for the year 2000 of the IEEE Antenna and Propagation Society.

         On April 4, 2000, Andrew C. Nester became a member of our Board Of Directors and also will function as liaison to the Wireless Communications Association. Mr. Nester is Chairman of the Board, CEO, and President of LMA Systems, Inc., a provider of high-speed wireless broadband data and voice over internet services.

         On April 4, 2000, we also announced that, subject to shareholder approval at this Annual Meeting, we will change our name to ARC Wireless Solutions, Inc.

         On May 4, 2000, we announced a partnership with Go-America Inc. and Nextcell to provide wireless internet service for laptop portable computers. Using our F800 antenna, Nextcell's PCMCIA card and Go-America's wireless internet service, we are marketing the product to end users requiring a transparent wireless internet connection.

         On May 30, 2000, we announced that we had acquired Winncom Technologies, Inc. ("Winncom"), an Ohio corporation and a global value-added supplier of high performance wireless broadband products for data and voice, with numerous reseller channels domestically and internationally. Winncom merged with and into our wholly owned subsidiary, Winncom Technologies Corp. ("Sub"), a Maryland corporation. Under the merger agreement, (a) Sub was the surviving corporation, (b) the separate corporate existence of Winncom ceased, and (c) the holders of the outstanding capital stock of Winncom received $12 million, payable $3 million in cash on the May 24, 2000 closing date, $1.5 million payable in 90 days from the closing date, $1.5 million payable in 180 days from the closing date, and $6 million in shares of our restricted common stock, calculated based on the average weighted trading price on the closing date, in exchange for relinquishing all the outstanding shares of common stock, which constitutes all the outstanding securities, of Winncom.

         On June 6, 2000, Burton J. Calloway was named our Vice President of Business Development. Mr. Calloway, formerly Director of Business Development for Ericsson from 1998-1999 and director of sales from 1995-1998, conceived Ericsson's wireless strategy of selling to vertical markets in finance, utilities, manufacturing and healthcare. He also established joint marketing agreements with many leading wireless companies to provide wireless technology to Ericsson's customers.

         On June 23, 2000, we announced a joint development agreement with Signia Technologies, Inc. to offer a total Bluetooth integrated circuit and antenna combination to laptop computer manufacturers. Signia Technologies, a private California company, develops total Bluetooth solutions for Wireless Personal Area Networking and Wireless Connectivity.

         On July 3, 2000, Glenn A. Befort became Chief Executive Officer and Treasurer of the Company. Mr. Befort had been with Siemens since 1989, most recently as President and Chief Executive Officer of its Information And Communications Mobile, LLC, Company and previously President and Chief Executive Officer of its Information And Communications Products, LLC, Company. These companies conducted the Siemens business in the USA region for wireless and cordless telephones, wireless infrastructure, computer systems, retail point of sale systems, banking systems, communication cables and associated service.

         On July 3, 2000, Randall P. Marx became Director of Acquisitions. Mr. Marx served as Chief Executive Officer of the Company from November 1991 until June 30, 2000, and as Treasurer from December 1994 until July 2000. Mr. Marx will concentrate on pursuing acquisitions and transitioning the newly acquired companies into the Antennas America family.

         On July 7, 2000, we announced that Donald A. Huebner, Ph.D., has joined us on a full-time basis as Chief Scientist. Dr. Huebner has been a Director of the Company since 1998 and Principal Consulting Engineer since February 28, 2000. Dr. Huebner was employed as Department Staff Engineer at Lockheed Martin Astronautics for 14 years and prior to Lockheed Martin was a department manager and principal engineer involved in antenna engineering for commercial and aerospace antenna/microwave projects at Ball Communications, a subsidiary of Ball Corporation, and a senior staff engineer for antenna and microwave technology at Hughes Aircraft. Dr. Huebner received a Ph.D. in Electrical Engineering from UCLA and a Masters degree in Telecommunications from the University of Denver.

         On July 12, 2000, our subsidiary, Winncom Technologies Corp., announced that it had signed a Distribution Agreement with BreezeCOM to market and distribute its BreezeNET wireless LAN/WAN products. BreezeCOM, which has distributed its family of wireless LAN products since 1995, currently owns over 49 percent of the outdoor bridging market, according to a recent IDC market report. Having supported thousands of installations worldwide, Winncom's focus is on providing turnkey wireless solutions and distribution of wireless products for data, voice, and telemetry applications to Value Added Resellers (VARs) and system integrators. Through its large network of resellers, Winncom covers a wide range of wireless applications, including wireless local and wide area networking, internet access, healthcare, education, military, industrial automation and data acquisition, and telecommunications.

         On July 13, 2000 we announced we have retained New York-based Park Avenue Capital as our investor relations firm.

         We currently have several new antenna systems under development for many wireless applications, including the previously announced 2.1 GHz to 2.7 GHz broadband antenna system under a joint development agreement with TSIUSA, and other wireless applications including spread spectrum and GPS. If we are able to obtain sufficient financing, we intend to pursue one or more additional acquisitions that would enable us to expand our business more rapidly. We cannot predict that we will be able to obtain the necessary financing or that any such acquisition could be completed even with sufficient additional financing.

Financial Information

         Financial Statements And Management's Discussion And Analysis Of Financial Condition And Results Of Operations. Our financial statements for the year ended December 31, 1999 are included in our Annual Report on Form 10-KSB for the year ended December 31, 1999 and are incorporated into this proxy statement by reference. Our unaudited financial statements for the six months ended June 30, 2000 are included in our Form 10-QSB for the quarter ended June 30, 2000 and are incorporated into this proxy statement by reference. Each of these reports also includes a Management's Discussion And Analysis Of Financial Condition And Results Of Operations for the respective periods covered by the reports. Copies of these reports are being sent to each shareholder with this proxy statement.

                            1. ELECTION OF DIRECTORS

         At the annual meeting, the shareholders will elect five directors to serve as our Board Of Directors. Each director will be elected to hold office until the next annual meeting of shareholders and thereafter until his successor is elected and qualified. The affirmative vote of a majority of the shares represented at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in his or her name. In the absence of instructions to the contrary, the person named in the accompanying proxy shall vote the shares represented by that proxy for the persons named below as management's nominees for directors. Each of the nominees currently is a director of the Company.

         Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board Of Directors may recommend.

         The following table sets forth, with respect to each nominee for director, the nominee's age, his positions and offices with the Company, the expiration of his term as a director, and the year in which he first became a director. Individual background information concerning each of the nominees follows the table. For additional information concerning the nominees, including stock ownership and compensation, see "- Executive Compensation", "- Stock Ownership Of Directors And Principal Shareholders", and "- Certain Transactions With Management And Principal Shareholders".


                                                                      Expiration Of
                                                                         Term As           Initial Date
       Name                     Age     Position With The Company        Director           As Director
------------------              ---     -------------------------     -------------        ------------
Glenn A. Befort*                59     Chief Executive Officer;         Next Annual         July 2000
                                       Treasurer; and Director            Meeting
Randall P. Marx*                48     Director of Acquisitions;        Next Annual         1990
Andrew C. Nester*               54     Director                         Next Annual         April 2000
Donald A. Huebner*              55     Chief Scientist; and             Next Annual         1998
Sigmund A. Balaban*             58     Director                         Next Annual         1994
                                                                          Meeting

*Member of the Compensation Committee of the Board Of Directors.

         Glenn A. Befort became our Chief Executive Officer and Treasurer on July 3, 2000. Mr. Befort had been with Siemens since 1989, most recently as President and Chief Executive Officer of its Information And Communications Mobile, LLC, Company and previously President and Chief Executive Officer of its Information And Communications Products, LLC, Company. These companies conducted the Siemens business in the USA region for wireless and cordless telephones, wireless infrastructure, computer systems, retail point of sale systems, banking systems, communication cables and associated service.

         Randall P. Marx became our Director of Acquisitions on July 3, 2000 and has served as Director since May 1990. Mr. Marx served as Chief Executive Officer from November 1991 until July 2000, and as Treasurer from December 1994 until June 30, 2000. From 1983 until 1989, Mr. Marx served as President of THT Lloyd's Inc., Lloyd's Electronics Corp. and Lloyd's Electronics Hong Kong Ltd., international consumer electronics companies. Lloyd's Electronics had domestic revenues of $100 million and international revenues of $30 million with over 400 employees worldwide. As CEO and President of THT Lloyd's Inc., a $10 million electronics holding company, Mr. Marx supervised the purchase of the Lloyd's Electronics business from Bacardi Corp. in 1986. As CEO and President of Lloyd's Electronics, Mr. Marx was directly responsible for all domestic and international operations including marketing, financing, product design and manufacturing with domestic offices in New Jersey and Los Angeles and international offices in Hong Kong, Tokyo and Taiwan

         Andrew C. Nester became a Director in April 2000. Mr. Nester has served as President of Pharos Management, Inc. since 1988 and Chairman of the Board, Chief Executive Officer and President of LMA Systems, Inc., a provider of high speed wireless broadband data and voice over internet services, since December 1999. In 1996, Mr. Nester was President of Metro Net. In this position, Mr. Nester was responsible for the installation and operation of the first commercial fixed wireless internet access service provider in Las Vegas, Nevada, one of the first of its kind in the U.S. Mr. Nester received a B.S. degree in Electronic Engineering from UCLA in 1962.

         Donald A. Huebner became our Chief Scientist in July 2000 and has served as Director beginning in 1998. Mr. Huebner served as Department Staff Engineer of Lockheed Martin Astronautics in Denver, Colorado from 1986 to July 2000. In this capacity, Dr. Huebner served as technical consultant for phased array and space craft antennas as well as other areas concerning antennas and communications. Prior to joining Lockheed Martin, Dr. Huebner served in various capacities with Ball Communication Systems and Hughes Aircraft Company. Dr. Huebner also served as a part-time faculty member in the electrical engineering departments at the University of Colorado at Boulder, California State University at Northridge, and University of California, Los Angeles ("UCLA"). Dr. Huebner also served as consultant to various companies, including as a consultant to the Company from 1990 to the present. Dr. Huebner received his Bachelor of Science in Electrical Engineering from UCLA in 1966 and his Masters of Science in Electrical Engineering from UCLA in 1968. Dr. Huebner received his Ph.D. from UCLA in 1972 and a Masters in Telecommunications from the University of Denver in 1996. Dr. Huebner is a member of a number of professional societies, including the Antennas And Propagation Society and Microwave Theory And Technique Society of the Institute of Electrical and Electronic Engineers.

         Sigmund A. Balaban has served as Director since December 1994. Mr. Balaban has served as Vice President, Credit of Teknika Electronics of
Fairfield, New Jersey, since 1986 and as Senior Vice President and General Manager of Teknika Electronics since 1992. In October 1995, Teknika Electronics changed its name to Fujitsu General America, Inc. Fujitsu General America, Inc. is a subsidiary of Fujitsu General, Ltd., a Japanese multiline manufacturer.

         Each of our officers serves at the pleasure of the Board Of Directors. There are no family relationships among our officers and directors.

         Board and Committee Meetings

         The Board Of Directors met four times during the fiscal year ended December 31, 1999, and each director participated in all meetings of the Board Of Directors.

         The Board Of Directors currently has a Compensation Committee which met four times during the fiscal year ended December 31, 1999. All members of the Compensation Committee participated in those meetings. The Compensation Committee has the authority to establish policies concerning compensation and employee benefits. The Compensation Committee reviews and makes recommendations concerning the compensation policies and the implementation of those policies and determines compensation and benefits for executive officers. The Compensation Committee currently consists of all directors.

         Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors, executive officers and beneficial owners of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that during the year ended December 31, 1999, our officers, directors and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making these statements concerning compliance with Section 16(a), we have relied upon the written representations of our directors and officers and our review of the monthly statements of changes filed with us by our officers and directors.

Executive Compensation

         Summary Compensation Table

         The following table sets forth in summary form the compensation received during each of the last three successive completed fiscal years ended December 31, 1999 by Randall P. Marx, who served as Chief Executive Officer for that period. None of our other executive officers received total salary and bonus exceeding $100,000 during any of the three successive fiscal years ending December 31, 1999.

                           Summary Compensation Table


                                                                                        Long Term Compensation
                                                                           ------------------------------------------------
                                          Annual Compensation                Awards                Payouts
                               ------------------------------------------- ----------             ----------
                                                                           Restricted
                                                            Other Annual      Stock                 LTIP       All Other
                               Fiscal    Salary    Bonus    Compensation     Awards     Options    Payouts   Compensation
Name and Principal Position     Year    ($) (1)   ($) (2)      ($) (3)         ($)        (#)      ($) (4)        ($) (5)
------------------------------ -------- --------- --------- -------------- ------------ --------- ---------- --------------
Randall P. Marx                 1999    115,000     -0-          -0-           -0-        -0-        -0-          -0-
Former Chief Executive
Officer, Former Treasurer       1998     90,000     -0-          -0-           -0-        -0-        -0-          -0-
and a Director (6)
                                1997     75,000    10,100        -0-           -0-        -0-        -0-          -0-



(1) The dollar value of base salary (cash and non-cash) received during the year indicated.

(2) The dollar value of bonus (cash and non-cash) received during the year indicated.

(3) During the period covered by the Summary Compensation Table, we did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) We do not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1997 Stock Option And Compensation Plan.

(5) All other compensation received that we could not properly report in any other column of the Summary Compensation Table including our annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by us, or on our behalf, with respect to term life insurance for the benefit of the named executive officer, and, the full dollar value of the remainder of the premiums paid by us, or on our behalf.

(6)      Mr. Marx is currently Director of Acquisitions and a Director.


Employee Retirement Plans, Long-Term Incentive Plans, and Pension Plans

         Other than our stock option and 401(k) plan, we have no employee retirement plan, pension plan, or long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

1997 Stock Option And Compensation Plan

         In November 1997, the Board Of Directors approved our 1997 Stock Option And Compensation Plan (the "Plan"), which was amended by approval of the Board Of Directors on May 24, 2000. Pursuant to the Plan, we may grant options to purchase an aggregate of 5,000,000 shares of our common stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The Plan is administered by an option committee that determines the terms of the options subject to the requirements of the Plan, except that the option committee shall not administer the Plan with respect to automatic grants of options to our directors who are not our employees. The option committee may be the entire Board or a committee of the Board.

         Prior to the May 2000 amendment, at the time of their election, directors who are not also employees of the Company ("Outside Directors") automatically received options to purchase 250,000 shares pursuant to the Plan at the time of their election as an Outside Director. These options held by Outside Directors were not exercisable at the time of grant. Options to purchase 50,000 shares become exercisable for each meeting of the Board Of Directors attended by each Outside Director on or after the date of grant of the options to these Outside Directors. The exercise price for options granted to Outside Directors is equal to the fair market value per share of our common stock on the date of grant. All options granted to Outside Directors will expire five years after the date of grant. On the date that all of an Outside Director's options have become exercisable, options to purchase an additional 250,000 shares, which are not exercisable at the time of grant, shall be granted to that Outside Director.

         The May 2000 amendment provides that all options outstanding since May 24, 2000 and not yet vested that are held by Outside Directors as of May 24, 2000 shall vest at the rate of 5,000 shares per meeting rather than 50,000 shares per meeting of the Board Of Directors attended by such Outside Director. In addition, the amendment provides that, with respect to each grant of options to Outside Directors after the number of shares underlying the options granted to each Outside Director shall be reduced from 250,000 shares to 25,000 shares, which options shall vest at the rate of options to purchase 5,000 shares for each meeting attended after the date of grant of those options, and all options granted to Outside Directors will expire two years after the date of grant.

         As of September 12, 2000, there were 4,057,568 options to purchase shares of common stock outstanding under the Plan and 829,389 shares or options to purchase shares of common stock were available to be granted.

Compensation Of Outside Directors

         Standard Arrangements

         Outside Directors are paid $250 for each meeting of the Board Of Directors that they attend. For meetings in excess of four meetings per year, Outside Directors will receive $50 per meeting. Pursuant to the Plan, Outside Directors may elect to receive payment of the meeting fee in the form of our restricted common stock at a rate per share equal to the fair market value of the common stock on the date of the meeting by informing our Secretary, Chief Executive Officer or President of that election on or before the date of the meeting. Directors also will be reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company. In addition, each Outside Director automatically receives options to purchase shares of common stock pursuant to the Plan.

         Prior to the adoption of the Plan in November 1997, we granted options ("Outside Director Options") and shares ("Outside Director Shares") to the
Outside Directors commencing in January 1995. On January 3, 1995, Outside Directors Options to purchase 250,000 shares at an exercise price of $.05 per share were granted to each of Sigmund A. Balaban and Richard L. Anderson, who both were Outside Directors at the time. The closing bid price for the common stock was $.001 per share on January 3, 1995. All options granted to Mr. Balaban became exercisable on July 14, 1998. Of the options granted to Mr. Anderson, 150,000 became exercisable on July 14, 1998, and the remaining 100,000 will not become exercisable because Mr. Anderson is no longer an Outside Director. He became an officer in January 1996 and resigned from this position in June 2000. These options expired unexercised on January 3, 2000.

         Outside Director Options to purchase an additional 250,000 shares were issued to Mr. Balaban on December 26, 1996 at an exercise price of $.0475 per share, which was the closing bid price on the date of grant. These options became exercisable on July 14, 1998 and may be exercised until December 26, 2001.

         Since January 1995, Outside Directors have been allowed to receive their meeting attendance fees in the form of common stock based on the fair market value of the common stock on the date of the meeting. As of July 1, 2000, a total of 113,043 shares of common stock had been granted to the Outside Directors in lieu of meeting fees.

         Other Arrangements

         During the year ended December 31, 1999, no compensation was paid to our non-employee directors other than pursuant to the standard compensation arrangements described in the previous section.

Employment  Contracts  And  Termination  Of  Employment  And   Change-In-Control
Arrangements

         We entered into a written employment agreement with Glenn A. Befort, our Chief Executive Officer and Treasurer on July 3, 2000. The agreement is for a period of three years with an annual salary rate of $250,000 and he will receive a guaranteed bonus of $75,000 for the year 2000. Mr. Befort is eligible for a bonus in an amount equal to the greater of $150,000 or five percent of EBIDTA for each fiscal year ending in the year 2001 and beyond, if our EBIDTA for the applicable fiscal year is at least $1.00. Mr. Befort shall be granted options to purchase not more than 8,400,000 shares of our common stock at an exercise price equal to the weighted average trading price of the common stock on July 3, 2000 and with all his options expiring on July 3, 2005, and with all the Befort Options subject to the following terms:

o 2,800,000 of the options shall become exercisable on July 3, 2001, if Mr. Befort remains employed by us on that date;

o 2,800,000 of the options shall become exercisable on July 3, 2002, if Mr. Befort remains employed by us on that date;

o 2,800,000 of the options shall become exercisable on July 3, 2003, if Mr. Befort remains employed by us on that date; and

o The options shall, to the maximum extent permissible by the Internal Revenue Code (the "Code"), be considered Incentive Stock Options as that term is interpreted in the Code.

         On May 30, 2000, we entered into a written employment agreement with Burton J. Calloway, our Vice President of Business Development. The agreement is for a period of three years with an annual salary rate of $100,000. Pursuant to the agreement, Mr. Calloway will be eligible for a bonus, the details of which are to be determined by November 30, 2000. Mr. Calloway has been granted options to purchase 550,000 shares of stock at a price of $1.01 per share, all of which expire May 30, 2005, which become exercisable as follows: 150,000 as of May 30, 2000, 200,000 as of May 30, 2001, and 200,000 exercisable as of May 30, 2002, assuming Mr. Calloway is still employed by the Company on these dates.

         We entered into a written employment agreement with Randall P. Marx on October 1, 1998 with an effective date of September 1, 1998. The agreement is for a period of two years with an annual salary rate of $115,000. Mr. Marx is eligible for a bonus of five percent of the income from our operations per fiscal year for each fiscal year during the term. As a part of this agreement, Mr. Marx has agreed not to compete with us for a period of two years following his termination as an employee. The agreement provides that Mr. Marx was to be employed as the Chief Executive Officer. Mr. Marx is no longer our Chief Executive Officer and has agreed to serve as our Director of Acquisitions under the terms of this agreement.

         On October 1, 1998, we entered into an employment agreement with Richard L. Anderson, our Vice President-Administration and Secretary until his resignation from these offices in June 2000. Mr. Anderson continues as an employee. The term of the agreement is 23 months and provides for an annual salary rate of not less than $57,500. The agreement provided for options to purchase shares that would have become exercisable after 1998 if we met certain net operating income ("NOI") requirements. We did not meet the income requirements for 1998 and these options did not become exercisable. The agreement also provided for options to purchase an additional 150,000 shares of common stock which will become exercisable if 1999 NOI is between $400,000 and $699,999, options to purchase an additional 300,000 shares will become exercisable if 1999 NOI is between $700,000 and $999,999, and options to purchase an additional 500,000 shares will become exercisable if 1999 NOI is at least $1,000,000. We did not meet the income requirements for 1999 and these options did not become exercisable. The exercise price for the options that could become exercisable based on 1999 results was $.135 per share. On May 10, 1999, the Board authorized a change in the agreement for the 1999 option amounts to 120,000, 240,000 and 400,000 options based on the respective NOI amounts. These options would be priced at $.06 and would have a term of two years.

         We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment with us or from a change-in-control or a change in an executive officer's responsibilities following a change-in-control, except that the Plan provides for vesting of all outstanding options in the event of the occurrence of a change-in-control and Mr. Befort's employment agreement provides for a payment of $400,000 if we terminate his employment without cause during his first year of employment.

Stock Ownership Of Directors And Principal Shareholders

         As of August 8, 2000 there were 143,151,781 shares of the Company's common stock issued and outstanding. The following table summarizes certain information as of July 1, 2000 with respect to the beneficial ownership of our common stock (1) by the Company's directors, (2) by shareholders known by us to own five percent or more of the Company's common stock, and (3) by all officers and directors as a group.



                                                                  Number of Shares
Name and Address of Beneficial Owner                           Beneficially Owned (1)           Percent of Class
------------------------------------                           ----------------------           ----------------
Sigmund A. Balaban                                                  1,516,329 (2)                   1.1%
10 Grecian Street
Parsippany, NJ  07054

Glenn A. Befort                                                            -0-(3)                   -0-
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

Burton J. Calloway                                                    150,000 (4)                    *
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033



                                       11

Donald A. Huebner                                                     771,268 (5)                    *
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

Randall P. Marx                                                     8,458,434                       5.9%
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

Andrew C. Nester                                                      270,777 (6)                    *
Antennas America, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, CO 80033

All officers and directors as a group (six persons)                11,666,808                       7.7%
                                                                  (2)(3)(4)(5)(6)

Barry F. Nathanson                                                  8,777,366 (7)                   5.9%
6 Shore Cliff Place
Great Neck, NY 11023

Evansville Limited                                                  7,600,000 (8)                   5.2%
P.O. Box 438
Road Town, Tortoga
British Virgin Islands



* Less than one percent.

(1) "Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (1) voting power, which includes the power to vote or to direct the voting, or (2) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes Outside Director options under the Plan to purchase 100,000 shares at $.15 per share until September 8, 2004, all of which currently are exercisable.

(3) Does not include options granted to Mr. Befort in connection with his employment agreement because they are not exercisable within 60 days. See "Employment Contracts And Termination Of Employment And Change-In-Control Arrangements".

(4) Consists of options to purchase 150,000 shares for $1.01 per share until May 30, 2002.

(5) Includes Outside Director Options under the Plan to purchase 250,000 shares at $.085 per share until May 15, 2003; options to purchase 250,000 shares at $.06 per share until May 10, 2004, options to purchase 25,000 shares at $.98 per share, until May 30, 2002, and currently exercisable options to purchase 200,000 shares at $1.03 per share until July 3, 2002.

(6) Includes Outside Director options under the Plan to purchase 250,000 shares at $.89 per share until May 24, 2005, and 20,000 shares held by a trust for which Mr. Nestar serves as trustee.

(7) This information is based on information filed on Schedule 13G on March 6, 2000 with the SEC.

(8) This information is based on information filed on Schedule 13G on February 17, 2000 with the SEC.

Certain Transactions With Management And Principal Shareholders

         During 1999, there were no transactions between the Company and its directors, executive officers or known holders of greater than five percent of the Company's common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

               2. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
               TO CHANGE OUR NAME TO ARC WIRELESS SOLUTIONS, INC.

         The Board Of Directors approved an amendment to our Articles Of Incorporation to change our name to ARC Wireless Solutions, Inc. The Board Of Directors believes it is in our best interests to change our name to ARC Wireless Solutions, Inc. because this better reflects the nature of our business.

Required Vote; Board Recommendation

         The affirmative vote of a majority of the outstanding shares of common stock, whether represented in person or by proxy, is required at the annual meeting in order to approve amendment of the articles of incorporation to change our name. The Board Of Directors unanimously recommends that the shareholders vote in favor of the proposal to approve our new name.

               3. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                    TO PROVIDE FOR AUTHORIZED PREFERRED STOCK

         The Board Of Directors has unanimously approved and proposes for shareholder approval an amendment to our Articles Of Incorporation to authorize a new class of capital stock consisting of 2,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"), with such relative rights, preferences and designations as may be determined by the Board in its sole discretion upon the issuance of any shares of the Preferred Stock. The proposal to authorize a new class of Preferred Stock is intended to provide shares of Preferred Stock for issuance from time to time as may be required for various purposes. The shares of Preferred Stock could be issued from time to time by the Board in its sole discretion without further approval or authorization by the shareholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the Board. The relative rights and preferences that may be determined by the Board in its discretion from time to time, include but are not limited to the following:

o the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

o whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

o the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

o the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

         The existence of authorized but unissued shares of Preferred Stock could have anti-takeover effects because the Company could issue Preferred Stock with special dividend or voting rights that could discourage potential bidders.

         The authorization of the Preferred Stock will give our Board Of Directors the ability, without shareholder approval, to issue shares of Preferred Stock with rights and preferences determined by the Board Of Directors in the future. As a result, the Company may issue shares of Preferred Stock that have dividend, voting and other rights superior to those of the Common Stock, or that convert into share of Common Stock, without the approval of the holders of Common Stock. This could result in the dilution of the voting rights, ownership and liquidation value of current shareholders.

Required Vote; Board Recommendation

         The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the authorization of the Preferred Stock. The Board Of Directors unanimously recommends that the shareholders vote in favor of the proposal to approve the authorization of the Preferred Stock.

           4. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S CERTIFIED INDEPENDENT ACOUNTANTS

         The Board Of Directors recommends that the shareholders vote in favor of ratifying the selection of the certified public accounting firm of Ernst & Young LLP of Denver, Colorado as the auditors who will continue to audit financial statements, review tax returns, and perform other accounting and consulting services for the year ending December 31, 2000 or until the Board Of Directors, in its discretion, replaces them. Ernst & Young have served as our auditors since December 30, 1998.

         An affirmative vote of the majority of shares represented at the meeting is necessary to approve the selection of auditors. There is no legal requirement for submitting this proposal to the shareholders; however, the Board Of Directors believes that it is of sufficient importance to seek approval.
Whether the proposal is approved or defeated, the Board may reconsider its selection of Ernst & Young LLP. It is expected that one or more representatives of Ernst & Young LLP will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

         The Board Of Directors recommends a vote "FOR" the proposal to ratify the selection of Ernst & Young LLP as our certified independent accountants.

                                 OTHER BUSINESS

         The Board Of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.

                                VOTING PROCEDURES

         Votes at the annual meeting are counted by an inspector of election appointed by the Chairman of the meeting. If a quorum is present, an affirmative vote of a majority of the votes entitled to be cast by those present in person or by proxy is required for the approval of items submitted to shareholders for their consideration, unless a different number of votes is required by Utah law or our Articles Of Incorporation. Under Utah law, the proposal to amend our Articles Of Incorporation to (1) change our name and (2) provide for authorized preferred stock requires the approval of a majority of all the outstanding shares. Abstentions by those present at the annual meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a shareholder returns his proxy card and withholds authority to vote for any or all of the nominees, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes. Shares in the names of brokers that are not voted are treated as not present.

                RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS;
                     DISCRETIONARY AUTHORITY TO VOTE PROXIES

         In order to be considered for inclusion in the proxy statement and form of proxy relating to our next annual meeting of shareholders following the end of our 2000 fiscal year, proposals by individual shareholders must be received by us no later than January 2, 2001.

         In addition, the proxy solicited by the Board Of Directors for the next annual meeting of shareholders will confer discretionary authority on any shareholder proposal presented at that meeting unless we are provided with notice of that proposal no later than March 16, 2001.

                     AVAILABILITY OF REPORTS ON FORM 10-KSB

         Upon written request, we will provide, without charge, a copy of our annual report on Form 10-KSB for the fiscal year ended December 31, 1999 to any shareholders of record, or to any shareholder who owns common stock listed in the name of a bank or broker as nominee, at the close of business on September 18, 2000. Any request for a copy of our annual report on Form 10-KSB should be mailed to Antennas America, Inc., 4860 Robb Street, Suite 101, Wheat Ridge, Colorado 80033-2163, Attention: Investor Relations.

                           INCORPORATION BY REFERENCE

         We  incorporate  by reference  into this proxy  statement the following
information   included  in  reports  filed  with  the  Securities  And  Exchange
Commission:

         1. Items 6 (Management's Discussion And Analysis Of Financial Condition And Results Of Operations) and 7 (Financial Statements) included in our Annual Report on Form 10-KSB for the year ended December 31, 1999; and

         2. Items 1 (Financial Statements) and 2 (Management's Discussion And Analysis Of Financial Condition And Results Of Operations) included in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

         A copy of each of these reports is being mailed to each shareholder with this proxy statement.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement includes "forward-looking" statements. All statements other than statements of historical facts included in this proxy statement, including without limitation statements under "Recent Developments Concerning The Company" regarding our financial position, business strategy, and plans and objectives of management for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed below in the "Forward-Looking Statements--Cautionary Statements" section of our Annual Report on Form 10-KSB for the year ended December 31, 1999. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this proxy statement are expressly qualified in their entirety by the Cautionary Statements.

         This Notice and Proxy statement are sent by order of the Board Of Directors.

Dated:  September 19, 2000                            Glenn A. Befort
                                                      Chief Executive Officer

                                    * * * * *